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                                                                       EXHIBIT 5

                          INVESTMENT ADVISORY AGREEMENT

                      OLD MUTUAL SOUTH AFRICA EQUITY TRUST

         THIS INVESTMENT ADVISORY AGREEMENT, dated as of October 23, 1995 (this "Agreement"), by and between Old Mutual South Africa Equity Trust, a Massachusetts trust (the "Trust"), and Old Mutual Asset Managers (Bermuda) Limited (the "Adviser");

                                   WITNESSETH:

         WHEREAS, the Trust will engage in business as an open-end investment company registered under the United States Investment Company Act of 1940 (collectively with the rules and regulations promulgated thereunder, the "1940 Act"),

         WHEREAS, Old Mutual Fund Holdings (Bermuda) Limited, a Bermuda company, Old Mutual Equity Growth Assets South Africa Fund, a Massachusetts business trust that will register under the 1940 Act, and Old Mutual South Africa Growth Assets Fund, a Bermuda mutual fund that is to be listed on the Irish Stock Exchange (the "ISO"), are expected to acquire beneficial interests in the Trust, and

         WHEREAS, the Trust wishes to engage the Adviser to provide certain investment advisory services for the Trust, and the Adviser is willing to provide such investment advisory services for the Trust on the terms and conditions hereinafter set forth,

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein set forth, the parties covenant and agree as follows:

         1. Duties of the Adviser. The Trust engages the Adviser as investment adviser to the Trust upon the terms and conditions of this Agreement, and the Adviser accepts such engagement. The Adviser shall act as investment adviser of the Trust and in that capacity shall:

         (a) provide the Trust with such investment advice and supervision as the Trust may from time to time consider necessary for the proper supervision of the Trust's investment assets,
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         (b)      determine from time to time what securities shall be
                  purchased, sold or exchanged and what portion of the assets of the Trust shall be held uninvested, and

         (c) make recommendations as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the Trust's securities shall be exercised,

provided, however, the Adviser's performance of such duties shall be subject always to the restrictions contained within:

         (a) the Trust's Declaration of Trust, dated as of September 1, 1995 (the "Declaration"),

         (b)      the Trust's By-laws (the "By-laws"),

         (c)      the 1940 Act,

         (d)      the rules of the ISO,

         (e) the then-current Registration Statement of the Trust under the 1940 Act, and

         (f) such determinations of investment policy for the Trust as the Board may from time to time establish with notice to the Adviser (provided the Adviser shall be bound by any such policy for the period, if any, specified in such notice or until similarly notified that such policy has been revoked).

The Adviser shall take, on behalf of the Trust, all actions which it deems necessary to implement the investment policies of the Trust, and in particular to place all orders for the purchase or sale of securities for the Trust's account with the brokers or dealers selected by the Adviser, and to that end the Adviser is authorized as the agent of the Trust to give instructions to the custodian (and any subcustodians) of the Trust as to deliveries of securities and payments of cash for the account of the Trust. In connection with the selection of brokers or dealers for the Trust and the placing of such orders, the Adviser is directed to seek for the Trust in its best judgment, prompt execution in an effective manner at the most favorable price. Subject to this requirement of seeking the most favorable price, securities may be bought from or sold to broker-dealers who have furnished statistical, research and other information or services to the Adviser or the Trust, subject to any applicable laws, rules and regulations.
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         2.       Allocation of Charges and Expenses. The Adviser shall furnish at its own expense all services, facilities and personnel necessary or convenient to perform its duties under Section 1 above. The Trust will pay from its assets all of its own expenses allocable to the Trust including compensation of Trustees not employed by the Adviser or a parent company of the Adviser; governmental fees; interest charges; taxes; membership dues in the Investment Company Institute allocable to the Trust; fees and expenses of independent auditors and of legal counsel of the Trust; expenses of issuing and redeeming beneficial interests in the Trust and servicing Holder (as defined in the Declaration) accounts; expenses of preparing, printing and mailing, notices, proxy statements and reports to governmental officers and commissions and to Holders; expenses connected with the execution, recording and settlement of security transactions; insurance premiums; fees and expenses of the custodian (and any subcustodians) for all services to the Trust, including safekeeping of funds and securities and maintaining required books and accounts; expenses of calculating the net asset value of the Trust; and expenses of meetings of the Trustees and Holders.

         3. Compensation of the Adviser. For the services to be rendered under this Agreement, the Trust shall pay to the Adviser from the assets of the Trust a management fee of 0.85% per annum of the Trust's daily net assets (the "Management Fee"). The Management Fee shall accrue daily on an annualized basis and be paid monthly in arrears. If the Adviser serves under this Agreement for less than the whole of any period specified in this Section 3, the Management Fee shall be prorated for such partial period.

         4. Covenants of the Adviser. The Adviser shall throughout the term of this Agreement:

         (a) not deal with itself, or with the Trustees of the Trust as principals, in making purchases or sales of securities or other property for the account of the Trust, except as permitted by the 1940 Act and the rules of the ISO,

         (b) not take a long or short position in shares of the Trust except as permitted by the Declaration,

         (c) comply with all other provisions of the 1940 Act, the ISO rules, the Declaration, the By-laws and the then-current 1940 Act Registration Statement of the Trust relative to the Adviser and its directors and officers, and
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         (d)      maintain its registration under the United States Investment
                  Advisers Act of 1940, comply with rules thereunder and notify the Trustees of any proceedings to revoke, suspend or modify such registration.

         5. Limitation of Liability of the Adviser. The Adviser shall not be liable for any error of judgment, mistake of law, loss arising out of any investment or act or omission in the execution of securities transactions for the Trust, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Section 5, the term "Adviser" shall include directors, officers and employees of the Adviser.

         6. Activities of the Adviser. The engagement of the Adviser under this Agreement shall not be exclusive, and the Adviser shall be free to render investment advisory and/or other services to others. The Trust shall have no right or interest in any income from any such services. It is understood that Trustees, officers, and Holders of the Trust are or may be or may become interested in the Adviser, as directors, officers, employees, or otherwise and that directors, officers and employees of the Adviser are or may become similarly interested in the Trust and that the Adviser and/or its affiliates may be or may become interested in the Trust as a Holder or otherwise.

         7.       Duration, Termination and Amendment of this Agreement.

         (a) This Agreement shall become effective as of the day and year first above written and shall govern the relations between the parties hereto thereafter, and shall remain in force until October 23, 1997 on which date it will terminate unless its continuance after October 23, 1997 is "specifically approved at least annually" (i) by the vote of a majority of the Trustees of the Trust who are not "interested persons" of the Trust or of the Adviser at a meeting specifically called for the purpose of voting on such approval, and (ii) by the Board of Trustees of the Trust or by "vote of a majority of the outstanding voting securities" of the Trust.

         (b) This Agreement may be terminated at any time without the payment of any penalty by the Trustees or by the "vote of a majority of the outstanding voting securities" of the Trust, or by the Adviser, in each case on not more than 60 days' nor less than 30 days' written notice to the other party. This
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                  Agreement shall automatically terminate in the event of its
                  "assignment."

         (c) This Agreement may be amended only if such amendment is approved by the "vote of a majority of the outstanding voting securities" of the Trust.

         (d) The terms "specifically approved at least annually," "vote of a majority of the outstanding voting securities," "assignment," "affiliated person," and "interested persons," when used in this Agreement, shall have the respective meanings specified in, and shall be construed in a manner consistent with, the 1940 Act, subject, however, to such exemptions as may be granted by the United States Securities and Exchange Commission under said Act.

         8. Trust Obligations. The obligations of the Trust hereunder shall not be binding upon any of the Trustees, Holders, nominees, officers, agents or employees of the Trust, personally, but shall bind only the assets and property of the Trust as provided in the Declaration.

         9. Name of Trust. In the event the Adviser ceases for any reason to serve as investment adviser of the Trust, the Trust shall forthwith upon request by the Adviser (i) change its name so that it does not include the words "Old Mutual", "OMEGA", "SAGA" or any variation or combination of any thereof, and (ii) require any Holders to do the same (other than any Holder whose continued use of such name is consented to in writing by the Adviser).

        10. Notices. All notices, requests, and other communications hereunder shall be in writing and shall be delivered by hand to an officer of the addressee or sent by courier service or certified mail return receipt requested, postage prepaid, addressed to the respective address of the addressee. Any notice given pursuant to this Agreement shall be deemed to have been given when delivered or when delivery is duly attempted and refused.

        11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, subject to the applicable provisions of the 1940 Act, without regard to any choice of law principles that would require application of the laws of any other jurisdiction. The parties hereto absolutely and irrevocably consent to the jurisdiction of the courts of the Commonwealth of Massachusetts and of any Federal court located in said
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Commonwealth in connection with any actions or proceedings arising out of or relating to this Agreement and waive any objection to the convenience of any such court.

         12. Headings. The descriptive section headings have been inserted for convenience of reference only and do not define or limit the provisions hereof.

         13. Severability. If any term of this Agreement shall be held to be invalid, illegal or unenforceable, the validity of all other terms hereof shall be in no way affected thereby, and this Agreement shall be construed and be enforceable as if such invalid, illegal or unenforceable term had not been included herein.

         14. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any prior negotiations, understandings or arrangements.

         15. Counterparts. This Agreement may be executed in several counterparts, each of which when executed and delivered is an original, but all of which together shall constitute one instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

         16. Rules of Interpretation. The following rules shall apply in the construction and interpretation of this Agreement:

         (a) The singular includes the plural, and the plural includes the singular.

         (b)      A reference to any gender includes each other gender.

         (c) A reference to any Person includes its legal successors and permitted assigns.

         (d) A reference to any contract, instrument, agreement or other document, including any registration statement under the 1940 Act, shall include any written amendment, supplement or modification thereto and any replacement thereof.

         (e) A reference to any statute, law, rule or regulation shall include any amendment or modification thereto and any replacement thereof.
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         (f)      The words "include," "includes" and "including" are not
limiting.

         (h) The words "hereof," "herein" and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular part of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written.

         The undersigned Trustee or officer of the Trust has executed this Agreement not individually, but as Trustee or officer under the Trust's Declaration of Trust, dated as of September 1, 1995, as amended, and the obligations of this Agreement are not binding upon any of the Trustees or officers of the Trust individually.

OLD MUTUAL SOUTH AFRICA                              OLD MUTUAL ASSET
EQUITY TRUST                                         MANAGERS (BERMUDA)
                                                     LIMITED

By:   Michael J. Levett                              By:   William Langley
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       Michael J. Levett                                    William Langley
       Chairman of the Board                                President